Exhibit 10.1

EQUITY SALE AND SETTLEMENT AGREEMENT

This EQUITY SALE AND SETTLEMENT AGREEMENT (the “Agreement”) is being executed and delivered this 14th day of November 2014 by and between Horizon Energy Corp. (the “Company”), and Cannon Investments, Inc. (“Cannon”).

WHEREAS, the Company owns 100 shares of Solar N Stuff, Inc. (“SNS” or the “Subsidiary”), a Louisiana corporation and wholly-owned subsidiary of the Company, constituting 100% of the total issued and outstanding shares of common stock of SNS (the “Subsidiary’s Shares”);

WHEREAS, on January 21, 2014 the Company executed a promissory note in favor of Cannon in the principal amount of $50,000 (the “January Cannon Note”). On February 13, 2014, the Company executed a promissory note in favor of Cannon in the principal amount of $50,000 (the “February Cannon Note”). On March 19, 2014, the Company again executed a promissory note in the principal amount of $50,000 (the “March Cannon Note”); During 2013, Cannon executed another promissory Note in the principal amount of $50,250 (the “2013 Note,” together with the January Cannon Note, February Cannon Note, and the March Cannon Note, the “Cannon Notes”). The Cannon Notes are non-interest bearing. The Company has repaid $50,000 to Cannon and as a result, the total unpaid amount of the Cannon Notes is $150,250.

WHEREAS, Cannon desires to purchase, and the Company desires to sell, the Subsidiary Shares in exchange for the cancellation of the Cannon Notes (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1.       The Company hereby sells to Cannon, and Cannon hereby purchases from the Company, the Subsidiary Shares.

2.       In consideration for the purchase of the Subsidiary Shares pursuant to Section 1 above, Cannon is contemporaneously herewith delivering to the Company for cancellation of the Cannon Notes. The Company and all of its successors in interest, and all its agents, officers, directors, affiliates, employees, representatives, attorneys, assigns, and/or their successors in interest, shall be forever released and discharged from any and all claims, causes of action, liabilities, damages, costs or demands of whatever character relating to the Cannon Notes.

3.       Representations and Warranties of Cannon. Cannon hereby represents and warrants to the Company the following:

i.	Cannon owns, of record and beneficially, and has good and marketable title to the Cannon Notes, all of which are free and clear of all liens, charges and encumbrances.

ii.	Upon the closing of the Transaction, Cannon shall be the sole record owner of the Subsidiary Shares and Cannon further represents to the Company that the Company shall have no liabilities (contingent or otherwise) or indebtedness outstanding related to any of the liabilities of SNS upon the closing of the Transaction and any agreements that SNS have entered into prior to this Agreement.

4.       Cannon hereby accepts the Subsidiary Shares and agrees to hold the Company harmless from and against any and all liabilities, obligations, claims, losses, expenses, damages, actions, liens and deficiencies (including reasonable attorneys’ fees) which exist, or which may be imposed on, incurred by or asserted against the Company due to or arising out of any breach or inaccuracy of any representation or warranty of Cannon under Section 3 and any claim, obligations, losses, expenses, damages, actions, liens and deficiencies or liability arising out of the operations of SNS prior to and after the date hereof.

5.       In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

6.       This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, neither the Company nor Cannon makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

7.       This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Horizon Energy Corp.

By:	/s/ Robert Bludorn
Robert S. Bludorn, Chief Executive Officer

Cannon Investments, Inc.

/s/ Andre Kravchuk
Andre Kravchuk, Director